Exhibit 99.1

First Quarter Report 2015 to Shareholders

Dear Fellow Shareholders,

While the rest of the developed world and the large emerging market economies struggle with lower growth and are stimulating their economies, the United States economy continues to generate GDP growth in the 2.5-3.0% range, which is sufficient to increase employment and grow corporate earnings. This is remarkable in light of the drag of weaker foreign economies and uncertainty arising from the collapse of oil and other commodity prices. The price behavior is related to a combination of an increase in the supply of oil based on new fracking techniques and the decline in demand for oil and other commodities due to the slowdown in foreign economies and related capital investment. Fortunately, the negative factors will eventually induce self-correcting, increasing consumer demand occasioned by lower gas prices, which will unleash other spending.

In light of foreign economic problems, the first quarter of fiscal 2015 ended in December was more than acceptable as net revenues rose 6% to $1.25 billion, only exceeded by the immediately-preceding record September quarter, which was 3% higher as a result of record investment banking revenues. It isn’t unusual for the December quarter to suffer a slowdown due to the holiday season. Net income in the first quarter was $126.3 million, representing an increase of 8% over last year’s first quarter, although it was down 7% from the preceding September quarter for the aforementioned reasons. Earnings per diluted share were $0.87 contrasted to $0.81 in last year’s comparable quarter and $0.94 in the immediately preceding quarter. The pre-tax margin on net revenues for the first quarter was 16.2%, which exceeded our objective. Accordingly, the book value per share on December 31, 2014 was $30.09 and the tangible book value per share was $27.71. The first quarter’s annualized after-tax return on average equity was 12%.

All four of our major business segments experienced good results. Private Client Group’s (PCG) net revenues of $845 million were up 8% over last year’s comparable first quarter, which generated a vibrant 30% rise in first quarter pre-tax income to $93 million. PCG’s commissions and fees grew 7% from last year’s first quarter as its assets under administration rose 8.6% over the year to $459 billion due to excellent retention and recruiting results. Although PCG’s fees and commissions were down 3% from the immediately preceding quarter, most of that decline was attributed to a $10 million one-time adjustment to mutual fund commissions related to prior periods. Assets in fee-based accounts at the end of December grew 4% over the preceding September quarter to $174 billion and now represent 38% of total client assets in the segment. Since fee-based assets grew in the quarter, next quarter’s fee income should benefit. PCG’s financial advisor count reached 6,336 at quarter’s end, an increase of 158 over last December’s quarter and 71 over the preceding September quarter. Furthermore, the experienced recruits possess excellent productivity. As discussed in the annual report, we are also in the process of ramping up our training program to enhance our financial advisors’ succession planning processes.
The Capital Markets segment’s net revenues in the first quarter were $232 million, down 3% from last year’s December quarter and down 11% from the record preceding September quarter. Consequently, pre-tax income of $28 million was down 17% from last year’s December quarter and 30% from the immediately preceding September quarter, despite excellent M&A revenues of $47.4 million. Although the number of Capital Markets underwriting transactions was quite good, average revenues were down considerably due to smaller lead-managed transactions and lower average revenues related to our participation in co-managed transactions. Canadian equity underwriting activity was also depressed because of the weakness in commodity prices. Fixed income commissions increased 12% from the preceding quarter but net trading profits declined. Given the very low interest rate environment and equity market decline since the end of the first quarter, the second quarter comparisons for this segment may also be difficult.

Based on positive net sales and market appreciation, Asset Management’s financial assets under management of $66.7 billion established a new record at the end of December, up 10.2% over last December and up 3.3% over the preceding September. Consequently, Asset Management attained record net revenues of $99.6 million, representing a 4% increase over the prior year’s first quarter and a 5% increase over the September quarter. Pre-tax income in the segment grew an impressive 25% over last year’s comparable quarter and 13% over the preceding quarter, reflecting the higher level of assets under management and a $5.1 million performance fee. Propelled by the performance fee and increased operating leverage, the segment’s profit margin was 40%, which will be difficult to replicate. Higher beginning asset levels will also drive second quarter fee increases because they largely determine second quarter billings.

Raymond James Bank experienced an excellent first quarter as net revenues vaulted 23% over the prior year and 8% above the immediately preceding September quarter to a record $100.5 million. Record net loans of $11.8 billion at the end of the first quarter increased 27% over last year’s total as loan balances rose $846 million, or 7.7%, during the quarter. The record quarterly loan growth resulted from the purchase of a $207 million residential loan portfolio and robust net corporate loan production. Thus, pre-tax income of $64.4 million was up 13 percent from the prior year’s fiscal first quarter. Pre-tax profits were flat compared to the immediately preceding quarter because the dynamic level of loan growth was the primary cause of an increase in the loan loss provision to $9.4 million from $5.5 million in the preceding September quarter, in spite of improved credit quality as non-performing assets as a percentage of total assets dropped from 0.69% to 0.60%. Criticized loans declined by $27 million in the quarter and by $133 million over the year to $178 million. Raymond James Bank’s net interest margin in the December quarter was 3.04%, which mirrored the net interest margin in the prior year’s first quarter and improved by 2 basis points from the immediately preceding quarter, hopefully marking a positive inflection point.
Total revenues in the Other segment decreased $10.3 million compared to the prior year’s fiscal first quarter, which included $10 million in gains on private equity investments and a $5.5 million gain associated with the redemption of certain auction rate securities. Almost by definition, these “other” results are lumpy and hard to compare quarter to quarter.

The excellent financial results achieved in the first quarter also were accompanied by a number of important qualitative accomplishments. According to Thomson Reuters, our superlative Public Finance team earned a ninth place ranking nationally among underwriters of municipal bonds, advancing one place in the standings since last year.

In October, the Network for Women Advisors celebrated its 20th anniversary. The Network provides a forum for our women professionals to elevate their best practices and assists Raymond James in its efforts to increase gender diversity in our workforce. We also sponsor other similar groups to promote diversity generally in our firm.

Two Raymond James-affiliated advisors, Colleen Schon and Tyson Ray, were named to Rep. Magazine’s Wealth Advisors with Heart list, which honors advisors who invest sweat equity into philanthropic and charitable causes.

In November, the Raymond James Investment Banking practice was named USA M&A Investment Bank of the Year by Global M&A Network at its annual Americas M&A Atlas Awards gala. In addition, Raymond James Investment Banking won two Deal of the Year awards.

In November, a long-time premier Raymond James advisor, Margaret Starner, was named to the Financial Times’ Top 100 Women Financial Advisors list.

Raymond James-affiliated advisor, Sally Law, was one of five financial advisors named to Research magazine’s 2014 Advisor Hall of Fame in November. Law joins 12 other Raymond James advisors who have earned this recognition since 2006.

Locally, in December, Raymond James was named the Benefactor of the Year in the large company category at the 2014 Tampa Bay Business Journal’s Corporate Philanthropy Awards.
As two examples of the above, Raymond James surpassed its United Way fundraising goal and will distribute $4.6 million to communities across the nation. In addition, in November, Raymond James raised more than $277,000 for the American Heart Association’s Tampa Bay Heart Walk, chaired by CEO Paul Reilly.

In December, seven advisors affiliated with Raymond James’ Financial Institutions Division were named to Bank Investment Consultant’s list of the top 50 Bank Advisors. In alphabetic order, they are Michelle Ashworth (Corning Credit Union), Fred Greene (Woodforest National Bank), Jamie Hare (Pinnacle Bank), Steve Kennedy (TowneBank), Greg Malin (Fulton Bank), Paul Stetter, Jr. (Fulton Bank) and Patrick Varney (Bank of Colorado).

Our four-day annual Long-Range Planning Board Retreat is coming up later this month. In furtherance of our primary goal to provide exemplary service to our clients, one of the major topics will be the behavior patterns of the next generation of clients and how we may have to modify our business approaches to deal with robo-advisors and other technology-driven financial services. Our staff has been working with the MIT AgeLab to understand anticipated demographic and technological trends to assess their implications on the needs and behavior of the “clients of the future.” From those observations, we can develop action plans to modify our business processes, sales practices and marketing programs to address client needs.

The Board will also address our current capabilities and what tools and databases we need to develop to assist our financial advisors in serving clients currently. This process has been ongoing and our capabilities have already grown dramatically. For example, we are in the process of adding clients’ external assets to those held at the firm to enable holistic financial plans and reports. We must also remain true to our values to deliver solutions to clients that ensure their financial well-being and fulfill their financial objectives over their lifetimes. Although economic concerns, tax laws, tools and products change, the latter values and goals are immutable.

Given the weakness in the global economy, the outlook for 2015 is still uncertain. The stock market is very volatile and is having trouble stabilizing, much less attaining new highs. Nonetheless, we still see a more than half-full glass. Specifically, lower energy prices, which are now generating lower capital expenditures and employment reductions in the energy industry, are already improving earnings for major users like airlines and other transportation providers. Consumer spending will improve as energy becomes less expensive. Housing is showing signs of recovery and it is likely that wages will begin to rise at 3%+ rates as it has become more difficult to hire employees. Bank loans are growing at a national rate in excess of 8%. While corporate earnings growth has been under pressure, our best guess is that a combination of the factors above will maintain earnings growth, albeit at a somewhat lower rate. This scenario augurs well for the future of our business. We pledge to do our best to grow profitably in 2015, whatever the economic scenario.

Sincerely,

Thomas A. James    Paul C. Reilly
Chairman        CEO

February 4, 2015

Corporate Profile

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have more than 6,300 financial advisors serving in excess of 2.6 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $483 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited - in 000s)

	December 31, 2014	September 30, 2014
Assets:
Cash and cash equivalents	$2,649,385	$2,199,063
Assets segregated pursuant to regulations and other segregated assets	2,359,954	2,489,264
Securities purchased under agreements to resell and other collateralized financings	384,129	446,016
Financial instruments, at fair value	1,961,275	1,992,436
Receivables	14,986,535	14,326,315
Property & equipment, net	242,540	245,401
Other assets	1,669,428	1,627,157
Total assets	$24,253,246	$23,325,652

Liabilities and equity:
Loans payable	$1,829,519	$1,889,629
Payables	16,355,419	15,382,176
Trading instruments sold but not yet purchased, at fair value	197,975	238,400
Securities sold under agreements to repurchase	337,107	244,495
Other liabilities	975,092	1,137,696
Total liabilities	$19,695,112	$18,892,396
Total equity attributable to Raymond James Financial, Inc.	4,270,665	4,141,236
Noncontrolling interests	287,469	292,020
Total equity	$4,558,134	$4,433,256
Total liabilities and equity	$24,253,246	$23,325,652

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited - in 000s, Except per Share Amounts)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013		September 30, 2014		September 30, 2013
Revenues:
Securities commissions and fees	$834,009	$782,180		$3,241,525		$3,007,711
Investment banking	77,538	79,797		340,821		288,251
Investment advisory fees	98,761	93,414		362,362		282,755
Interest	132,109	117,093		480,886		473,599
Account and service fees	111,158	93,574		407,707		363,531
Net trading profit	8,881	18,151		64,643		34,069
Other	17,388	24,565		67,516		145,882	(1)
Total revenues	1,279,844	1,208,774		4,965,460		4,595,798
Interest expense	(27,384)	(25,372)		(104,091)		(110,371)
Net revenues	1,252,460	1,183,402		4,861,369		4,485,427

Non-interest expenses:
Compensation, commissions and benefits	841,450	804,945		3,312,635		3,054,027
Communications and information processing	55,916	61,854		252,694		257,366
Occupancy and equipment costs	39,227	39,685		161,683		157,449
Clearance and floor brokerage	9,498	9,954		39,875		40,253
Business development	36,990	32,244		139,672		124,387
Investment sub-advisory fees	14,255	11,799		52,412		37,112
Bank loan loss provision	9,365	1,636		13,565		2,565
Acquisition related expenses	—	—		—		73,454
Other	47,110	42,473		172,885		144,904	(2)
Total non-interest expenses	1,053,811	1,004,590		4,145,421		3,891,517

Income including noncontrolling interests and before provision for income taxes	198,649	178,812		715,948		593,910
Provision for income taxes	76,612	62,291		267,797		197,033
Net income including noncontrolling interests	122,037	116,521		448,151		396,877
Net (loss) income attributable to noncontrolling interests	(4,259)	(112)		(32,097)		29,723
Net income attributable to Raymond James Financial, Inc.	$126,296	$116,633		$480,248		$367,154

Net income per common share – diluted	$0.87	$0.81		$3.32		$2.58
Weighted-average common and common equivalent shares outstanding – diluted	145,282	142,597		143,589		140,541

CONSOLIDATED RESULTS BY SEGMENT (in 000s)

Revenues:
Private Client Group	$849,243	$782,749	(3)	$3,289,504	(3)	$2,930,603
Capital Markets	235,174	241,440	(3)	968,634	(3)	945,477	(3)
Asset Management	99,630	96,016		369,690		292,817
Raymond James Bank	102,956	83,873		360,317		356,130
Other (4)	9,766	20,089		42,203		126,401	(1)
Intersegment eliminations	(16,925)	(15,393)		(64,888)		(55,630)	(3)
Total revenues	$1,279,844	$1,208,774		$4,965,460		$4,595,798

Pre-tax income (loss) (excluding noncontrolling interests):
Private Client Group	$92,744	$71,510		$330,278		$230,315
Capital Markets	27,653	33,445		130,565		102,171	(5)
Asset Management	39,796	31,836		128,286		96,300
Raymond James Bank	64,356	57,058		242,834		267,714
Other (4)	(21,641)	(14,925)		(83,918)		(132,313)
Pre-tax income (excluding noncontrolling interests)	$202,908	$178,924		$748,045		$564,187

The text of the footnotes in the above tables are on the following page.

The text of the footnotes to the tables on the previous page are as follows:

(1)
Revenues in the twelve months ended September 30, 2013 included $74 million (before consideration of noncontrolling interests and taxes) arising from our indirect investment in Albion, an investment which we sold in April 2013. Since we only owned a portion of this indirect investment, our share of the net income after consideration of noncontrolling interests (before any tax effects) amounted to $22.7 million.

(2)
Other expense in the twelve months ended September 30, 2013 included $6.9 million of goodwill impairment associated with our Raymond James European Securities (“RJES”) reporting unit. The effect of this goodwill impairment expense on the pre-tax income attributable to Raymond James Financial, Inc. (“RJF”) is $4.6 million, as prior to April 2013 we did not own 100% of RJES. The portion of the impairment expense attributable to the noncontrolling interests is $2.3 million.

(3)	Certain prior period amounts have been reclassified to conform to the current period's presentation.

(4)	The Other segment includes the results of our principal capital and private equity activities as well as various corporate overhead costs of RJF.

(5)
The segment results for the twelve months ended September 30, 2013 were negatively affected by a $4.6 million (RJF’s portion) impairment of goodwill in our RJES reporting unit and a $1.9 million RJES restructuring expense.